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Chinook Therapeutics, Inc.

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On June 12, 2023, Novartis (“Novartis”) issued the press release set forth below in connection with its proposed acquisition of Chinook Therapeutics, Inc. (“Chinook”).

Novartis International AG Novartis Global Communications CH-4002 Basel Switzerland https://www.novartis.com https://twitter.com/novartisnews

MEDIA & INVESTOR RELEASE

Novartis bolsters innovative medicines strategy and renal pipeline with agreement to acquire Chinook Therapeutics for USD 3.2bn upfront (USD 40 / share)

Ad hoc announcement pursuant to Art. 53 LR

•	Chinook Therapeutics is a clinical-stage biopharmaceutical company with two high-value, late-stage assets in development for IgA nephropathy (IgAN), a rare, progressive chronic kidney disease

•	Agreed deal to include atrasentan, an oral endothelin A receptor antagonist, in Phase 3 development for IgAN, and zigakibart, an anti-APRIL monoclonal antibody, entering Phase 3 for IgAN

•	Up to USD 3.5bn transaction (includes USD 40 cash / share plus contingent value right of up to USD 4 cash / share) approved by Novartis and Chinook Boards, expected to close in the second half of 2023, subject to customary closing conditions

Basel, June 12, 2023 — Novartis today announced that it has entered into an agreement to acquire Chinook Therapeutics, a Seattle, WA, based clinical stage biopharmaceutical company with two high-value, late-stage medicines in development for rare, severe chronic kidney diseases. The agreed deal, which is subject to customary closing conditions, is fully in line with Novartis strategy to focus on innovative medicines and will significantly expand its renal portfolio, complementing the existing pipeline.

“IgA Nephropathy is a devastating disease mostly affecting young adults and potentially leading to dialysis or kidney transplantation. We are excited by this unique opportunity to address one of society’s most challenging healthcare issues, with the potential to bring additional much-needed treatment options to patients.” said Vas Narasimhan, M.D., CEO of Novartis. “We look forward to closing the deal, to a smooth transition for Chinook employees and to welcoming them to Novartis”.

Chinook’s pipeline includes two late-stage assets in clinical development to treat Immunoglobulin A Nephropathy (IgAN), a progressive, rare kidney disease that mostly affects young adults and currently lacks targeted treatment options. As many as 3 in 10 patients progress to kidney failure and dialysis within 10 years1,2.

Atrasentan, an oral endothelin A receptor antagonist (ERA), currently in Phase 3 development for IgAN with pivotal readout expected in Q4 2023, has shown significant reductions in proteinuria. Atrasentan is also in early-stage development for other rare kidney diseases.

Zigakibart (BION-1301) is a subcutaneously administered anti-APRIL monoclonal antibody; a Phase 3 trial in IgAN is expected to start in Q3 2023.

Chinook has deep expertise in modeling and understanding kidney disease and a promising early pipeline to address a number of severe renal conditions.

Transaction Details

Under the agreed deal, which has been unanimously approved by the Boards of both companies, Novartis will acquire Chinook for a total value of up to USD 3.5bn with the transaction being in the form of a merger of Chinook and a newly formed Novartis subsidiary. Pursuant to the terms of the merger agreement, holders of Chinook common stock would receive USD 3.2bn (USD 40.00 per share) in cash upon closing, plus a contingent value right with a value of up to USD 0.3bn (USD 4.00 per share), payable in cash upon the achievement of certain regulatory milestones. The transaction is expected to close in the second half of 2023, subject to customary closing conditions, including approval of Chinook’s stockholders and receipt of regulatory approvals. Until the deal closes, Chinook will continue to operate as a separate and independent company.

About IgAN

IgAN is a progressive, rare kidney disease that mostly affects young adults and currently lacks targeted treatment options. In IgAN, autoimmune reaction to an abnormal form of IgA results in formation of immune complexes that deposit in the kidney. These immune complexes trigger inflammation and kidney damage leading to progressive loss of renal function3.

In the U.S., IgAN affects up to 21 people per million per year4-6, with higher incidence in Asian populations. IgAN is the most common cause of kidney failure in Caucasian young adults7. With increasing damage to the kidneys, proteinuria (protein in the urine) and hematuria (blood in the urine) can occur8,9.  IgAN patients with higher levels of protein in their urine ( ≥1 g/day) are at higher risk of disease progression, with about 30% progressing to kidney failure within 10 years1,2. Availability of new treatments targeting different disease pathways are transforming the treatment landscape for patients with IgAN and offer the prospect that patients with IgAN do not develop end stage kidney disease in their lifetime10.

Atrasentan and zigakibart

Atrasentan has demonstrated a significant reduction in proteinuria versus baseline in a Phase 2 study, with good tolerability, including liver safety profile. Zigakibart is a targeted biologic therapy with the potential to address the root cause of IgAN, the production of abnormal galactose-deficient IgA, and preserve kidney function. Interim Phase 1/2 data showed an impressive reduction in proteinuria versus baseline. As a targeted therapy, zigakibart is expected to have a better tolerability profile than broader-acting lymphocyte-depleting therapies.

Disclaimer

This press release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “potential,” “can,” “will,” “plan,” “may,” “could,” “would,” “expect,” “look forward,” “investigational,” “pipeline,” “to acquire,” “development,” “to include,” “progress,” “expected,” “continue,” “opportunity,” “to address,” “commitment,” or similar terms, or by express or implied discussions regarding potential marketing approvals, new indications or labeling for atresentan or zigakibart, the acquisition of Chinook Therapeutics, or regarding potential future revenues from atresentan or zigakibart. You should not place undue reliance on these statements. Such forward-looking statements are based on our current beliefs and expectations regarding future events, and are subject to significant known and unknown risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those set forth in the forward-looking statements. There can be no guarantee that atresentan or zigakibart will be submitted or approved for sale or for any additional indications or labeling in any market, or at any particular time. Neither can there be any guarantee expected benefits or synergies from this transaction will be achieved in the expected timeframe, or at all, nor can there be any guarantee that atresentan or zigakibart will be commercially successful in the future. In particular, our expectations regarding atresentan or zigakibart or the transaction described in this press release could be affected by, among other things, expected revenues, cost savings, synergies and other benefits from the proposed transaction might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters, including but not limited to employee retention, might be greater than expected; the requisite regulatory approvals and clearances for the proposed transaction may be delayed or may not be obtained (or may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction); the requisite approval of Chinook’s stockholders may be delayed or may not be obtained, the other closing conditions to the proposed transaction may be delayed or may not be obtained, or the merger agreement may be terminated; business disruption may occur following or in connection with the proposed merger; Novartis or Chinook’s businesses may experience disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, other business partners or governmental entities; the possibility that the proposed transaction is more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities as a result of the proposed merger or otherwise; the uncertainties inherent in research and development, including clinical trial results and additional analysis of existing clinical data; regulatory actions or delays or government regulation generally; global trends toward health care cost containment, including government, payor and general public pricing and reimbursement pressures and requirements for increased pricing transparency; our ability to obtain or maintain proprietary intellectual property protection; the particular prescribing preferences of physicians and patients; general political, economic and business conditions, including the effects of and efforts to mitigate pandemic diseases such as COVID-19; safety, quality, data integrity or manufacturing issues; potential or actual data security and data privacy breaches, or disruptions of our information technology systems, and other risks and factors referred to in Novartis AG’s current Form 20-F on file with the US Securities and Exchange Commission. Novartis is providing the information in this press release as of this date and does not undertake any obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.

Additional Information and Where to Find It

In connection with the proposed merger between Novartis and Chinook, Novartis and Chinook intend to file relevant materials with the SEC, including a preliminary and definitive proxy statement to be filed by Chinook. The definitive proxy statement and proxy card will be delivered to the stockholders of Chinook in advance of the special meeting relating to the proposed merger. CHINOOK’S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED BY EACH OF NOVARTIS AND CHINOOK WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain a free copy of the proxy statement and such other documents containing important information about Novartis and Chinook, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Novartis and Chinook make available free of charge at the Novartis website and Chinook’s website, respectively (in the “Investors” section), copies of materials they file with, or furnish to, the SEC. The contents of the websites referenced above are not deemed to be incorporated by reference into the proxy statement.

Participants in the Solicitation

This press release does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. Novartis, Chinook and their respective directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the stockholders of Chinook in connection with the proposed merger. Information regarding the special interests of these directors and executive officers in the proposed merger will be included in the definitive proxy statement referred to above. Security holders may also obtain information regarding the names, affiliations and interests of the Novartis directors and executive officers in the Novartis Annual Report on Form 20-F and Form 20-F/A for the fiscal year ended December 31, 2022, which were filed with the SEC on February 1, 2023, and May 15, 2023, respectively. Security holders may obtain information regarding the names, affiliations and interests of Chinook’s directors and executive officers in Chinook’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on February 27, 2023, and its definitive proxy statement for the 2023 annual meeting of stockholders, which was filed with the SEC on April 28, 2023. To the extent the holdings of Chinook’s securities by Chinook’s directors and executive officers have changed since the amounts set forth in Chinook’s definitive proxy statement for its 2023 annual meeting of stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such individuals in the proposed merger will be included in the definitive proxy statement relating to the proposed merger when it is filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov, Novartis website at https://www.novartis.com and Chinook’s website at https://www.chinooktx.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the proxy statement.

About Novartis

Novartis is reimagining medicine to improve and extend people’s lives. We deliver high-value medicines that alleviate society’s greatest disease burdens through technology leadership in R&D and novel access approaches. In our quest to find new medicines, we consistently rank among the world’s top companies investing in research and development. About 103,000 people of more than 140 nationalities work together to bring Novartis products to nearly 800 million people around the world. Find out more at https://www.novartis.com

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References

1.	Nam, K.H., Kie, J.H., Lee, M.J., Chang, T.I., Kang, E.W., Kim, D.W., Lim, B.J., Park, J.T., Kwon, Y.E., Kim, Y.L. and Park, K.S., 2014. Optimal proteinuria target for renoprotection in patients with IgA nephropathy.PLoS One, 9(7), p.e101935.
2.	Sevillano, A.M., Gutiérrez, E., Yuste, C., Cavero, T., Mérida, E., Rodríguez, P., García, A., Morales, E., Fernández, C., Martínez, M.A. and Moreno, J.A., 2017. Remission of hematuria improves renal survival in IgA nephropathy. Journal of the American Society of Nephrology, 28(10), pp.3089-3099.
3.	Lai KN, et al. Nat Rev Dis Primers 2016;2:16001
4.	Fischer EJ, et al. 2009; Clin Nephrol;72:163‒169
5.	Swaminathan S. Clin J Am Soc Nephrol 2006;1:483–487
6.	Sim JJ et al. Am J Kidney Dis 2016;68:533‒544; 6. Zaza G. Am J Nephrol 2013;37:255–263
7.	Nair R, Walker PD. Kidney Int 2006;69:1455-83.
8.	Nolin, L. and Courteau, M., 1999. Management of IgA nephropathy: evidence-based ecommendations. Kidney International, 55, pp.S56-S62.doi: 10.1046/j.1523-1755.1999.07008.x. PMID: 10369196.
9.	National Institute of Diabetes and Digestive and Kidney Diseases. IgA nephropathy. Available at: https://www.niddk.nih.gov/health-information/kidney-disease/iga-nephropathy [Accessed August 2021]
10.	Haresh Selvaskandan, Guillermo Gonzalez-Martin, Jonathan Barratt & Chee Kay Cheung (2022) IgA nephropathy: an overview of drug treatments in clinical trials, Expert Opinion on Investigational Drugs, 31:12, 1321-1338

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